AMENDMENT NUMBER THREE
TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT NUMBER THREE to the Distribution Agreement (this “Amendment”) is entered into as of the 12th day of August, 2013 with effect from and after August 26, 2013 (“Amendment Effective Date”) by and among RiverPark Funds Trust (the “Trust”), a Delaware statutory trust, RiverPark Advisors, LLC (solely as relating to its obligations set forth in Section 7.3 and Schedule C of the Agreement), as investment advisor to the Trust (“Investment Advisor”) and SEI Investments Distribution Co. (the “Distributor”).

WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Trust is comprised of separate class or series (each a “Fund” and collectively, the “Funds”) identified on Schedule A of the Agreement;

WHEREAS, the Trust, the Investment Adviser and Distributor entered into a Distribution Agreement dated as of the 8th day of September, 2010, as amended (the “Agreement”) for the distribution by SIDCO of shares of beneficial interest (the “Shares”) of the Trust; and

WHEREAS, the Trust, Investment Advisor and SIDCO desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1)
Schedule A (Funds).  From and after August 26, 2013, Schedule A (Funds) of the Agreement is hereby deleted in its entirety and replaced as set forth on the Schedule A (Funds) attached hereto and made a part herewith.

2)
Ratification of Agreement.  Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3)
Counterparts.  This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Amendment shall be deemed executed by all parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

4)
Governing Law.  This Amendment shall be governed by and provisions shall be construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

[Signature page follows]

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

RiverPark Funds Trust	SEI INVESTMENTS DISTRIBUTION CO.

By:	By:
Name: Morty Schaja	Name: Maxine J Chou
Title: Chairman	Title: CFO & COO

RiverPark Advisors LLC

By:
Name: Morty Schaja
Title: CEO

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

SCHEDULE A

Funds

RiverPark Large Growth Fund
RiverPark/Wedgewood Fund
RiverPark Short Term High Yield Fund
RiverPark Long/Short Opportunity Fund
RiverPark/Gargoyle Hedged Value Fund
RiverPark Structural Alpha Fund
RiverPark Strategic Income Fund

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.